CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and the captions “Independent Registered Public Accounting Firm” and “Financial Statement” in the Statement of Additional Information and to the use of our report dated December 15, 2021 on the November 17, 2021 financial statement of Fairway Private Equity & Venture Capital Opportunities Fund in the Registration Statement (Form N-2) filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-258860).

/s/ Ernst & Young LLP

Chicago, Illinois

December 15, 2021